AMCAST INDUSTRIAL CORPORATION

NEWS RELEASE



                                AMCAST ANNOUNCES


                  THREE-YEAR EXTENSION OF ITS CREDIT FACILITIES

                                       AND

                    TERMINATION OF DISCUSSIONS WITH CITATION


DAYTON, OHIO, August 29, 2003 - Amcast Industrial Corporation (AICO.OB) today announced that the Company has restructured its credit facilities with its bank lending group and senior note holders. The bank and senior note credit maturities have been extended until September 14, 2006.

The impact on Amcast's balance sheet will be to reclassify $169.4 million of debt from short term to long term. Amcast had $179.8 million in short-term debt at the end of its fiscal third quarter ended June 1, 2003. If this credit facility restructuring had been in place for Amcast's fiscal third quarter, short-term debt would have been $10.5 million, or 6% of total debt.

Joseph R. Grewe, President and Chief Executive Officer, said, "Reaching agreement with the banks and senior note holders to extend our debt maturity is an important accomplishment. We appreciate the confidence our lenders expressed in Amcast and the support received from our suppliers. This debt extension provides Amcast with improved liquidity and operating flexibility while we work on achieving better operating performance. Since the beginning of this fiscal year, Amcast has reduced debt by $18.9 million."


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Amcast also announced the termination of discussions with Citation Corporation relating to the possible sale of Amcast's Wapakoneta, Ohio, Richmond, Indiana and Cedarburg, Wisconsin plants and its Southfield, Michigan office facility.

Mr. Pond, Chairman of the Board, said "As part of our loan agreements, we are committed to a program to reduce our indebtedness that involves a review of various alternatives to seek the best alternative for our stakeholders. We would like to thank our lenders, customers, shareholders, employees and other stakeholders for their loyal support as we move forward."

Amcast Industrial Corporation is a leading manufacturer of technology-intensive metal products. Its two business segments are brand name Flow Control Products marketed through national distribution channels and Engineered Components for original equipment manufacturers. The company serves the automotive, construction, and industrial sectors of the economy.

This release includes "forward-looking statements" which are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors include, among others: general economic conditions less favorable than expected, fluctuating demand in the automotive and housing industries, price pressures in the Company's automotive and flow control businesses, effectiveness of production improvement plans, inherent uncertainties in connection with international transactions and foreign currency fluctuations, and labor availability and relations at the Company and its customers, ability of the Company to satisfy obligations under, and to comply with the covenants in, its loan documents, and the impact homeland security measures.
Contact--
Media and Investors:  Michael Higgins 937/291-7015